Exhibit 99.1

For More Information

Equifax

Tim Klein

404-885-8555

404-771-2029 (wireless)

tim.klein@equifax.com

IXI

Erica Gunn

800-210-4323

www.ixicorp.com

Equifax to Acquire IXI Corporation

Atlanta — October 21, 2009 — Equifax Inc. (NYSE:EFX) announced today it has reached a definitive agreement to acquire IXI Corporation, a leader in collecting, analyzing and delivering consumer wealth and asset data.  Equifax will pay $124 million in cash for the company.

With its proprietary measures of wealth, assets, income, spending and other data, IXI helps its clients better segment households, resulting in improved marketing and customer management.  IXI’s client base includes leading companies in the financial services industry (such as banks and brokerage firms) and emerging opportunities in the insurance and healthcare industries.

IXI’s data, sourced through more than 95 leading banks, brokerage firms and other financial entities, is the most comprehensive database of invested and deposited consumer wealth in the country.  IXI directly measures data on more than $10 trillion in U.S. consumer assets and investments, representing more than 42 percent of all U.S. consumer invested assets.

“Bringing together the differentiated data and analytic capabilities of each of the companies will allow us to deliver a deeper view of the consumer that includes wealth, credit, income, spending and other demographic data ,” said Dann Adams, president, Equifax Consumer Information Solutions. “The caliber and breadth of intelligence and data we’ll offer will significantly improve the opportunities for our clients to acquire, expand and retain customer relationships.”

“We have worked closely with Equifax over the last 18 months and know their people, the solutions they offer, and their culture.  I am convinced this will be a strong combination that will benefit customers and employees of both companies,” said Tom Dailey, president and CEO of IXI.

IXI’s unique capabilities combined with Equifax’s expertise will allow the companies to offer more differentiated and in-depth income, wealth and other data, helping companies improve their marketing, collections, portfolio monitoring and customer management efforts across all product segments.

“This is a good match and our companies know each other well from a history of collaboration.  Each of the companies excels in its particular area of the business; the skills and knowledge are complementary; and we serve similar customer bases,” said Adams.  “But the biggest beneficiaries will be our clients, who will have broader, deeper and more accurate customer information backed by a company with a strong tradition of protecting the security and integrity of the data entrusted to us.”

The closing of the transaction is subject to the usual conditions and is expected to occur in the near future.

IXI was advised in the transaction by Wells Fargo Securities.

About Equifax (www.equifax.com)

Equifax empowers businesses and consumers with information they can trust. A global leader in information solutions, we leverage one of the largest sources of consumer and commercial data, along with advanced analytics and proprietary technology, to create customized insights that enrich both the performance of businesses and the lives of consumers.

With a strong heritage of innovation and leadership, Equifax continuously delivers innovative solutions with the highest integrity and reliability.  Businesses — large and small — rely on us for consumer and business credit intelligence, portfolio management, fraud detection, decisioning technology, marketing tools, and much more.  We empower individual consumers to manage their personal credit information, protect their identity, and maximize their financial well-being.

Headquartered in Atlanta, Equifax Inc. operates in the U.S. and 14 other countries throughout North America, Latin America and Europe. Equifax is a member of Standard & Poor’s (S&P) 500® Index. Our common stock is traded on the New York Stock Exchange under the symbol EFX.

About IXI Corporation (www.IXIcorp.com)

For over 15 years, IXI has helped the nation’s leading financial services and consumer marketing firms optimize marketing efforts, manage risk, identify growth markets, and enhance practice and performance management.  IXI solutions enable marketing, sales, and risk management executives to differentiate and target consumer households based on measures of wealth, income, spending, credit, investment style, share-of-wallet, and share-of-market.

Through its exclusive network of more than 95 leading U.S. financial institutions, IXI directly measures approximately $10 trillion in U.S. consumer assets and investments, comprising over 42% of all U.S. invested assets. IXI combines its patented process for collecting and classifying consumer asset data with proprietary measures of income, spending, and credit, to create the most reliable and granular financial database available today. Using this unrivalled database, IXI builds solutions that provide firms financial and economic insight for every U.S. household.

IXI is a privately held company headquartered in McLean, Virginia. It was recently named to the Deloitte Touche 500 Fastest Growing Technology companies list.

Forward-Looking Statements

This press release includes forward-looking statements regarding Equifax’s proposed acquisition of IXI, including statements related to Equifax’s and IXI’s product and service offerings, business strategy and general business outlook.  Any such statement may be influenced by a variety of factors, many of which are beyond the control of Equifax or IXI, that could cause actual outcomes and results to be materially different from those projected, described, expressed or implied in this press release due to a number of risks and uncertainties.  Potential risks and uncertainties include, but are not limited to, that the transaction will not close or that the closing may be delayed, the expected benefits and anticipated synergies of the combined companies may not be achieved after the closing, the combined operations may not be successfully integrated in a timely manner, if at all, as well as industry, general economic conditions, and competitive, legal, governmental and technological factors.  Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Equifax or IXI.

Certain additional factors are set forth in Equifax’s Annual Report on Form 10-K for the year ended December 31, 2008 under Item 1A, “Risk Factors”, and its other filings with the Securities and Exchange Commission.  Equifax and IXI assume no obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made.

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